Exhibit 10.2

FIRST AMENDMENT

TO

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

_________________________________________

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “First Amendment”) is made and entered into by and between Jeffrey G. McGonegal (“Employee”) and Riot Blockchain, Inc. (the “Company”), and is effective as of the 8th day of February 2021 (the “Effective Date”). Employee and the Company shall sometimes be referred to herein collectively as the “Parties”, with each of Employee and the Company a “Party” to this First Amendment.

WHEREAS, Employee is currently employed by the Company as its Chief Executive Officer (“CEO”) under that certain Amended and Restated Executive Employment Agreement dated February 7, 2020 (the “Agreement”), which sets forth the Parties’ respective rights, obligations, and duties;

WHEREAS, Employee also acts as the Company’s Chief Financial Officer (“CFO”) and the Company desires to continue Employee employment exclusively as the Company’s CFO, and Employee desires to continue to be employed by the Company exclusively in this role;

WHEREAS, the Parties desire to amend certain terms of the Agreement to reflect this change in the Parties’ employment relationship and other modifications as set forth in this First Amendment.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1.                  The February 7, 2020 “Effective Date” of the Agreement is hereby amended and replaced with February 7, 2021, and that all references to the “Effective Date” in the Agreement shall mean February 7, 2021, all of which is hereby incorporated into the Agreement.

2.                  All references to December 31, 2020 in the Agreement are replaced with references to December 31, 2021, and all references to February 7, 2021 are replaced with references to February 7, 2022, all of which is hereby incorporated into the Agreement.

3.                  All references to Employee’s employment and/or services as “Chief Executive Officer” and/or “CEO” of the Company in Sections 2 through 7 (including subparts) the Agreement, if any, are replaced with references to Employee’s employment as Chief Financial Officer or CFO, as appropriate, of the Company, all of which is hereby incorporated into the Agreement.

4.                  Sections 1.a. and b. of the Agreement are deleted in their entirety and replaced with new Sections 1.a. and b., each of which is hereby incorporated into the Agreement, as follows:

a.                   Employee accepts full-time employment as the Company’s Chief Financial Officer (“CFO”). In that position, Employee shall perform such duties as are assigned from time to time by the Company’s Chief Executive Officer (“CEO”) and/or Board of Directors (the “Board”), and/or as are otherwise normally associated with the CFO position. Employee will report directly to the Company’s CEO and/or Board, or such other person as designated by the CEO and/or Board.

b.                  During the Term (as that term is defined in Section 2 of the Agreement), the Employee shall perform and fulfill the Employee’s duties and responsibilities under the Agreement to the best of the Employee’s abilities and in a trustworthy, professional, competent, and efficient manner. Employee shall at all times comply with and be subject to all applicable policies, procedures, codes of conduct, requirements, and organizational regulations established by and/or amended by or on behalf of the Company from time to time. In Employee’s position as CFO, Employee shall have the full powers, responsibilities, and authorities customary for the CFO of corporations of the size, type, and nature of the Company, together with such other powers, authorities, and responsibilities as may reasonably be assigned to the Employee by the CEO and/or the Board from time to time. Except as within the scope of Employee’s authority as CFO, Employee shall have no authority to bind the Company by a promise or representation or to enter into any contract, either written or oral, affecting the Company or any of its related entities.

5.                  The Parties agree that Section 2 of the Agreement is deleted in its entirety and replaced with new Section 2, which is hereby incorporated into the Agreement, as follows:

2.                  Term of Employment. The term of Employee’s employment under this Agreement shall be for a one (1) year period dating February 7, 2021 to February 8, 2022 (the “Term”), unless terminated earlier pursuant to Section 6 of this Agreement. Beyond the Term, Employee’s employment with the Company may be extended by the parties upon mutual written agreement signed by both parties or upon executing a new employment agreement.

6.                  The Parties agree that Sections 4.a., b., and c. of the Agreement are deleted in their entirety and replaced with new Sections 4.a., b., and c., each of which are hereby incorporated into the Agreement, as follows:

a.                   Base Salary. The Company shall pay Employee during the Term an annualized base salary in the total gross amount of Three Hundred Sixty Thousand Dollars and Zero Cents ($360,000.00), to be prorated and paid in accordance with the Company’s normal payroll practices and applicable wage payment laws, which include being subject to appropriate deductions and withholdings as required or permitted by law. Employee’s annual salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

b.                  Bonus Eligibility. Employee shall be eligible during the Term for consideration of a cash bonus of up to One Hundred Percent (100%) of Employee’s Base Salary (subject to appropriate deductions and withholdings) based upon achievement of individual and Company performance goals as determined in writing by the Board. All determinations relating to the performance goals applicable to Employee and/or the Company, and whether such goals have been met, shall be made in the sole discretion of the Board or such person or committee designated by the Board. Employee shall not be guaranteed any minimum bonus payment and, if a bonus is earned and payable, Employee must be employed by the Company as of December 31, 2021 to receive such bonus payment.

c.                   Equity Compensation. Employee shall receive an equity award of 20,000 restricted stock units (“RSUs”) convertible into shares of the Company’s common stock on a one-for-one basis (the “Award”), which Award shall be subject to the terms of the Riot Blockchain, Inc. 2019 Equity Incentive Plan (the “Plan”). Should any ambiguity or conflict exist between this Agreement and the Plan, the terms of this Agreement shall control. Subject to the provisions of this Agreement and the Plan, the Award shall vest in four (4) equal quarterly installments, with each quarterly installment vesting as of the end of each quarter during the Term (i.e., May 7, 2021, August 6, 2021, November 5, 2021, and February 7, 2022) (the “Vesting Period”). Employee shall be entitled to receive and convert to common stock each quarter the vested amount of the Award during the Vesting Period as long as Employee is employed with the Company on the applicable date during the Vesting period; otherwise, Employee shall automatically forfeit any unvested portion of the Award during the Term. Each quarterly vesting of the Award shall be settled in shares of the Company’s common stock, on a one-for-one basis, according to the procedures set forth in the Plan, subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). At Employee’s option, the settlement of any such vested Award shall be made on a net settlement basis with 70% paid on common shares and 30% in cash used to remit against Employee’s income tax liabilities.

7.                  Notwithstanding anything in this First Amendment to the contrary, Section 5 of the Agreement (including all subparts), and all restrictive covenants, terms, and conditions contained therein, shall remain uninterrupted and in full force and effect. Neither this First Amendment nor anything contained herein shall be deemed to have caused a break in Employee’s employment with the Company or otherwise serve as a basis for either Party to assert that the applicable post-employment restrictions have commenced.

8.                  Section 7.c. of the Agreement is deleted in its entirety and replaced with new Section 7.c., which is hereby incorporated into the Agreement, as follows:

c.                   This Agreement, along with the First Amendment to Amended and Restated Executive Employment Agreement between Employee and Company dated February 8, 2021, constitutes the entire understanding between Employee and the Company with respect to the subject matter hereof and supersedes any and all prior understandings and agreements, written or oral, with respect to the subject matter hereof. Except as provided in Section 5.h., this Agreement may not be amended or modified except in a writing signed by both parties hereto.

9.                  Except as modified herein, all terms and conditions of the Agreement shall remain unchanged and in full force and effect.

10.              This First Amendment may be executed in any number of counterparts, all of which together shall constitute one and the same instrument. Signing of this Agreement and transmission of the signed Agreement by electronic document transfer will be acceptable and binding upon the parties as of the Effective Date.

The undersigned, intending to be legally bound, have executed this First Amendment to the Amended and Restated Executive Employment Agreement as of the dates set forth below, which First Amendment shall be effective as of the Effective Date noted above.

JEFFREY G. MCGONEGAL /s/ Jeffrey McGonegal (Signature) Date: February 8, 2021	RIOT BLOCKCHAIN, INC. By: /s/ Benjamin Yi Name: Benjamin Yi Title: Chairman of the Board of Directors Date: February 8, 2021